Exhibit 10.6

AMENDED EMPLOYMENT AGREEMENT

This Amended Employment Agreement (“Agreement”) is made and entered as of October 31, 2007 (the “Agreement Date”) between Angeion Corporation (the “Company”) and Mr. Rodney A. Young (“you”).

WHEREAS, you and the Company entered into an Employment Agreement dated June 8, 2004 (“Original Employment Agreement”);

WHEREAS, you and the Company wish to amend the terms of the Original Employment Agreement as set forth herein;

WHEREAS, this Agreement supersedes and replaces the Original Employment Agreement and reflects the terms and conditions which you and the Company have agreed will govern your relationship beginning on the date of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, you and the Company hereby agree as follows:

1.             Employment.

The Company hereby agrees to employ you, and you agree to be employed by the Company, on the terms and conditions hereinafter set forth.  As of the Agreement Date, you will serve as President and Chief Executive Officer of the Company and, at no additional compensation, as a member of the Board of Directors of the Company, and in such other directorships, Board committee memberships and offices of the Company and its subsidiaries (including President and Chief Executive Officer of Medical Graphics) to which you may from time to time be elected or appointed by the Chairman of the Board of the Company.  You agree to serve the Company faithfully and, to the best of your ability, to promote the Company’s interest, and to devote your full working time, energy and skill to the Company’s business.  You may attend to personal business and investment, engage in charitable activities and community affairs, and serve on a reasonable number of corporate, educational and civic boards, so long as those activities do not interfere with your duties under this Agreement.  Your service on any corporate boards on which you did not serve as of the date hereof is subject to prior approval by the Board of Directors.

You will have such authority, powers, functions, duties, and responsibilities as are normally accorded executive officers serving in the respective capacities in which you serve.  You will discharge your duties at all times in accordance with any and all policies established by the Board of Directors and will report to, and be subject to the direction of, the Board of Directors.

During your employment with the Company, you will comply with all applicable policies generally in effect for employees of the Company, including without limitation the Company’s Code of Ethics and Business Conduct, as the same may be amended from time to time.

2.             Base Salary.

As partial compensation for all of your services to the Company and its subsidiaries during your employment hereunder, you will receive a Base Salary (the “Base Salary”) at an annual rate of no less than Three Hundred and Three Thousand Dollars ($303,000), paid in accordance with the Company’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time.  This Base Salary will be reviewed and subject to increase in the sole discretion of the Board at least annually as determined by the Board.

3.             Cash Bonus; Stock Awards and Options.

(a)           As additional compensation for your services, you will be eligible to earn cash bonus compensation for each fiscal year at the CEO-level which for you is currently up to a threshold amount of 22.5% of your Base Salary, a target amount of 42.5% of your Base Salary, or a maximum bonus amount for over-achievement of up to 100% of your Base Salary.  These percentages will be reviewed annually and subject to change at the discretion of the Board Directors in accordance with a bonus plan to be established by mutual agreement between you and the Board of Directors for that year.

(b)           You will be granted stock options or other equity awards in the amount and at such times as determined by the Board of Directors in its sole discretion.

(c)           You will participate in any other bonus or incentive program or plan, if any, as determined by the Board of Directors.

4.             Fringe Benefits.

(a)           You will be eligible to participate in any and all Company sponsored insurance (including medical, dental, life and disability insurance), retirement, and other fringe benefit programs that it maintains for its executive officers, subject to and on a basis consistent with the terms of each such plan or program.

(b)           You will be eligible for 20 PTO days per calendar year (or such greater amount as may be granted by the Company), accrued in accordance with Company policy.  You may accrue up to a maximum of 30 PTO days and may carryforward 20 PTO days from calendar year to year.  Any accrued but unused PTO time will be paid on any termination in accordance with Company policy.  You will also be entitled to paid holidays in accordance with such policies as may be implemented from time to time by the Company for management-level employees generally.

(c)           The Company will pay or reimburse you $600 per month for all costs associated with a private automobile selected by you, including, but not limited to, lease costs, gas, repairs, general maintenance and insurance.

(d)           The Company does not guarantee the adoption or continuance of any particular employee benefit during your employment, and nothing in this Agreement is intended to, or will in any way, restrict the right of the Company, to amend, modify or terminate any of its benefits during your employment.

5.             Expenses.

During your employment, the Company will reimburse you for your reasonable travel and other expenses incident to your rendering of services in conformity with its regular policies regarding reimbursement of expenses as in effect from time to time.  Payments to you under this paragraph will be made upon presentation of expense vouchers in such detail as the Company may from time to time reasonably require.

6.             Term and Termination.

(a)           Term.  Your employment with the Company will continue unless and until terminated in accordance with the terms of this Agreement.

(b)           Termination.  Your employment under this Agreement may be terminated as follows:

(i)            By your resignation upon 60 days prior written notice to the Company.

(ii)           By the Company for Cause (as defined in this Agreement) immediately upon written notice to you.

(iii)          By the Company without Cause at any time upon 60 days prior written notice to you.

(iv)          By the Company at any time in the event of your Incapacity (as defined in this Agreement).

In the event of your termination of employment for any of the foregoing reasons, you must immediately resign as a director of the Company and any of its subsidiaries.

(c)           Death.  This Agreement will automatically terminate upon your death.

7.             Consequences of Termination.

(a)           Termination for Cause; Resignation Prior to Change in Control or More Than 24 Months After Change in Control.  If your employment is terminated at any time by the Company for Cause or if you resign prior to a Change in Control (as defined in the separate Amended Change in Control Agreement attached hereto (the “Amended Change in Control Agreement”)) or more than 24 months after a Change in Control, then you will be paid (i) your Base Salary to the date of termination; and (ii) the unpaid portion of any bonus or incentive amounts earned by you for the fiscal year ending prior to the termination of your employment that you are eligible to receive under the terms of any such incentive or bonus plan.  You will not be eligible to receive any Base Salary or fringe benefits for any period after the date of termination, except for the right to receive benefits that have become vested under any benefit plan prior to termination or to which you are entitled under any agreement, or eligible as a matter of law.

(b)           Termination without Cause Prior to Change in Control or More Than 24 Months After Change in Control.  If the Company terminates your employment without Cause prior to a Change in Control (except as otherwise provided in the Amended Change in Control Agreement) or more than 24 months after a Change in Control, then you are entitled to the following:

(i)            The Company will pay you a lump sum equal to 12 months of your current Base Salary, less applicable tax withholdings within 20 days of your execution of a release of claims in favor of the Company, in substantially the form attached as Exhibit A, provided that you do not revoke or rescind your release as specified therein; and

(ii)           The Company will pay the unpaid portion of any bonus and incentive amounts earned by you for the fiscal year ending prior to the termination of your employment that you are eligible to receive under the terms of the applicable bonus and incentive plans; and

(iii)          You will be eligible for the annual incentive bonus for the fiscal year in which your termination occurs.  If your termination occurs in the first six months of the Company’s fiscal year, you will be eligible for the CEO-level bonus for target performance.  If your termination occurs in the second six months of the Company’s fiscal year, you will be eligible for the greater of: (A) the CEO-level bonus for target performance for the fiscal year, or (B) if other senior executives receive a bonus for over target performance for the fiscal year, then you will receive the comparable CEO-level bonus specified for over target performance for the fiscal year.  In either case, in the event the target goals have not been set at the time your employment terminates, for purposes of this paragraph, the target goals in effect for the preceding fiscal year will be used.  For purposes of this paragraph, the Company waives any other condition precedent, such as continued employment.  The annual incentive bonus you are paid pursuant to this section will be prorated by multiplying by a fraction, the numerator of which is the number of days you worked in the bonus period prior to the termination of your employment, and the denominator of which is the number of days in the bonus period, less any amount of any such incentive bonus already paid to you in your year of termination, if any.  The pro-rated incentive bonus to be paid pursuant to this paragraph 7(b)(iii) will be paid only if senior management of the Company are paid a bonus based on achievement of goals at or above target for the year in which the termination occurs, and any bonus will be paid to you at the same time and manner as the bonus is paid to other senior management of the Company; but payments, if any, must occur within the calendar year in which the relevant company fiscal year ends.

(iv)          You will be eligible to elect continued group health and life coverage, including medical and dental coverage, as otherwise required under applicable state continuation law and the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §§ 1161-1168; 26 U.S.C. § 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”).  For this 18-month period, the Company will continue to pay its share of the healthcare and life insurance premiums for your family coverage and you will be obligated to pay your share of the cost associated with the coverage as if you were still actively employed by the Company.  If, during the 18-month period, you become employed by a third party and eligible for any health care or life insurance coverage provided by that third party, the Company will not, thereafter, be obligated to continue to pay this amount.  You will be responsible for the full cost of any health care or life insurance coverage after the end of the 18 months.  If, however, on the date your employment terminates, medical and dental coverage is provided under a plan that is “self-insured” for purposes of Section 105(h) of the Code, then in lieu of the Company’s premium contribution, the Company will pay you, in a single lump sum within 30 days of the date your employment terminates, the product of: (i) 18 times (ii)

the sum of: (A) the monthly premium cost for these life, medical and dental coverages (based upon the COBRA rates then in effect) less (B) your monthly contribution out of compensation for these coverages then in effect.

(v)           The Company will pay up to ten percent of your Base Salary for out placement counseling to you.  Such payments will be made either directly to the counselor or to you within 30 days after presentation of an invoice for services rendered or to be rendered.  No payment will be made for services to be rendered more than two years after the Date of Termination.

(c)           Termination in the Event of Death or Incapacity at any Time.  If your employment terminates due to your death or if the Company terminates your employment due to Incapacity at any time, then you are eligible for the following:

(i)            The Company will continue to pay your Base Salary to your estate or to you for the remainder of the month in which your death occurs or in which your employment is terminated due to Incapacity, together with the unpaid portion of any bonus and incentive amounts earned by you for the fiscal year ending prior to the termination of your employment that you are eligible to receive under the terms of the applicable bonus and incentive plans; and in the event of termination due to Incapacity, you will continue to receive, during that month, all of the fringe benefits then being paid or provided to you;

(ii)           The Company will pay you an annual incentive bonus for the fiscal year in which the termination occurs calculated as set forth in Section 7(b)(iii) above.

(iii)          You will be eligible to receive all disability and other benefits, such as continued health coverage or life insurance proceeds, provided in accordance with the terms and conditions of the health care coverage, life insurance, disability, or other employee benefit plans of the Company and applicable law.

(d)           Termination Within 24 Months After Change in Control.  If your employment terminates within 24 months after a Change in Control (or, if prior to a Change in Control, your termination was either a condition of the Change in Control or was at the request or insistence of any person related to the Change in Control), your rights will be governed by the Amended Change in Control Agreement attached hereto and executed concurrently herewith.  After the expiration of such 24-month period, your rights will again be governed solely by this Agreement.

(e)           Benefits.  The benefits provided you under this Section 7 or in the Amended Change in Control Agreement are in lieu of any benefits that would otherwise be provided to you under any severance pay or other policies of the Company.  In the event you are entitled to benefits under the Amended Change in Control Agreement, you will not be entitled to any benefits under this Section 7.  Nothing in this Amended Employment Agreement affects the vesting, exercisability or other terms of any stock option or other equity grant, or other benefits vested as of the date of termination, and all stock options and other grants and benefits are covered by the terms of the grants and the plans under they were issued.

(f)            Release.  Notwithstanding any other provision of this Agreement, you are not entitled to any compensation or benefits under this Section 7 or under the Amended Change in Control Agreement, other than compensation through the date of termination and benefits previously vested, unless and until you sign a release of claims in favor of the Company, in substantially the form as attached as Exhibit A, and provided further that you do not revoke or rescind your release as specified therein.  Further, the Company will not be required to begin making any payments to you under this Section 7 or under the Amended Change in Control Agreement until the expiration of the rescission and revocation periods set forth in the release of claims.

(g)           Agreement by Medical Graphics Corporation.  The Company has responsibility for benefits to which you or any other person are entitled pursuant to this Section 7 but to the extent the Company is unable or unwilling to provide such benefits, Medical Graphics Corporation will be jointly and severally responsible therefore to the extent permitted by applicable law.

8.             Withholding by Company.  You authorize the Company to withhold, report and transmit to each tax authority all income, employment and excise tax required to be withheld from any amounts payable under this Agreement.  You, and not the Company, will be solely responsible for any and all taxes, including but not limited to, excise taxes under Sections 280G and 409A of the Code, in excess of any required tax withholding under the preceding sentence.

9.             No Mitigation.  Following termination of your employment for any reason you will be under no obligation to mitigate your damages by seeking other employment, and there will be no offset against the amounts due you under Section 7, except as specifically provided in Section 7(b)(iii) or for any claims which the Company may have against you.

10.           Property Rights, Confidentiality, Non-Solicit and Non-Compete.

(a)           Company’s Property.

(i)            You must promptly disclose to the Company in writing all inventions, discoveries, and works of authorship, whether or not patentable or copyrightable, that are conceived, made, discovered, written, or created by you alone or jointly with another person, group, or entity, whether during the normal hours of employment at the Company or on your own time, during the term of this Agreement.  You agree to assign all rights to all such inventions and works of authorship to the Company.  You further agree to give the Company any of the assistance it reasonably requires in order for the Company to perfect, protect and use its rights to inventions and works of authorship.

This provision does not apply to an invention, discovery, or work of authorship for which no equipment, supplies, facility, or trade secret information of the Company was used and that was developed entirely on your own time and that does not relate to the business of the Company, to the Company’s anticipated research or developments, or does not result from any work performed by you for the Company.

(ii)           You may not remove any records, documents, or any other tangible items (excluding your personal property) from the premises of the Company in either original or duplicate form, except as is needed in the ordinary course of conducting business for the Company.

(iii)          Upon termination of employment with the Company, or at any other time upon the Company’s request, comply with the requirements of Section 13 herein.

(b)           Confidential Information.

(i)            Purpose and Scope.  The Company will, in the course of your employment, rely upon you for and impart and disclose to you in confidence Confidential Information, as hereinafter defined.  You acknowledge that the Company operates in a competitive environment and that the Company has an interest in protecting its Confidential Information.  In consideration of your employment hereunder and the benefits set forth in this Agreement, you agree to (1) maintain the confidentiality of the Company’s Confidential Information and (2) use the Company’s Confidential Information for the exclusive benefit of the Company, as set forth below.

(ii)           Confidential Information/Nondisclosure.  You understand and agree that as an employee of the Company, you will receive and contribute to Confidential Information.  You agree that at all times during your employment and after the termination thereof for any reason whatsoever, you will keep secret Confidential Information and that you will not use or disclose the same except as such use or disclosure may be required in connection with your work for the Company, or unless the Company first expressly authorizes such disclosure in writing, or unless such disclosure is compelled by law or legal process.  You acknowledge that the Company’s Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and that any improper disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.

(iii)          Assignment.  You hereby assign to the Company any rights you may have or acquire in the Confidential Information and recognize that all of the Confidential Information is and will be the sole property of the Company and its successors and assigns.

(iv)          Definition.  For purposes of this Agreement, “Confidential Information” means any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized pertaining to:  trade secrets; customer lists, records and other information regarding customers; price lists and pricing policies, financial plans, records, ledgers and information; purchase orders, agreements and related data; business development plans; products and technologies; product tests; manufacturing costs; product or service pricing; sales and marketing plans; research and development plans; personnel and employment records, files, data and policies (regardless of whether the information pertain to you or other employees of the Company); tax or financial information; business and sales methods and operations; business correspondence, memoranda and other records; inventions, improvements and discoveries; processes and methods; and business operations and related data formulae; computer records and related data; know-how, research and development; trademark, technology, technical information, copyrighted material; and any other confidential or proprietary data and information which you encounter during employment, all of which are held, possessed or owned by the Company and all of which are continually used in the operations and business of the Company.  The compilation, manipulation or other exploitation of generally known information may constitute Confidential Information.  Confidential Information does not include knowledge or information that is now or subsequently becomes generally known within the Company’s industry other than as a direct or indirect result of the breach of this Agreement by you.

(c)           Non-Solicitation of Clients.  During your employment, and for 12 months after the date on which you are no longer employed by the Company (for any reason), in any capacity, you may not, directly or indirectly, divert, solicit or accept business from any client or prospective client of the Company for business relating to (a) the manufacture or sale of cardio respiratory diagnostic devices to the (i) clinical research, (ii) hospital, physician office and clinic or (iii) health & fitness markets or (b) any other business in which the Company is then engaged and was engaged on the date of your termination.  You also may not, directly or indirectly, in any way interfere, or attempt to interfere, with the Company’s relationships with any of its actual or potential vendors or suppliers.

(d)           Non-Solicitation of Employees.  During your employment, and for 12 months after the date in which you are no longer employed by the Company (for any reason), in any capacity, you may not, directly or indirectly, attempt to hire away any then-current employee of the Company or any subsidiary or to persuade any such employee to leave employment with the Company or any subsidiary.

(e)           Non-Competition.  During your employment and for 12 months after  the date in which you are no longer employed by the Company in any capacity, you may not engage or participate, either individually or as an employee, consultant or principal, partner, agent, trustee, officer or director of a corporation, partnership, or other business entity, in any business which competes with the Company relating to (a) the manufacture or sale of cardio respiratory diagnostic devices to (i) clinical research, (ii) hospital, physician office and clinic or (iii) health & fitness markets or (b) any other business in which the Company or any subsidiary of the Company (to the extent that the Company has more than a 20 percent equity interest in the subsidiary) Company is then engaged and was engaged on the date of your termination.  Mere ownership by you of not more than 5% of the outstanding common stock of a company the securities of which are publicly traded will not constitute competition for purposes of this Section 9(e).

The provisions of this Section 10 survive the termination of this Agreement.

11.           Arbitration.  Except as provided in Section 12, any disputes arising under or in connection with this Agreement (including without limitation the making of this Agreement) must be resolved by final and binding arbitration to be held in Minneapolis, Minnesota in accordance with the rules and procedures of the American Arbitration Association.  The parties will select a mutually agreeable single arbitrator to resolve the dispute or if they fail or are unable to do so, each side will within the following 10 business days select a single arbitrator and the two so selected will select a third arbitrator within the following 10 business days.  The arbitration award or other resolution may be entered as a judgment at the request of the prevailing party by any court of competent jurisdiction in Minnesota or elsewhere.  The arbitrator may construe or interpret, but may not ignore or vary the terms of this Agreement, and will be bound by controlling law.  Each party will bear its own costs and attorneys’ fees in connection with the arbitration; provided, however, that the Company will pay 75%, and you will pay 25%, of the costs and expenses of the arbitrator(s) and any administrative or other fees associated with such arbitration.

12.           Injunctive/Declaratory Relief.  You acknowledge and agree that the services to be rendered by you hereunder are of a special character, and that any violation of Section 9 hereof could be highly injurious to the Company, and that it would be extremely difficult to compensate the Company fully for damages for any such violation.  Accordingly, the parties specifically agree that the Company will be entitled to temporary and permanent injunctive relief to enforce the provisions of Section 9 hereof and that you are entitled to seek declaratory relief to resolve any disputes or interpretations regarding Section 9 hereof.  Any such relief may be granted without the necessity of proving actual damages and without necessity of posting any bond.   This provision with respect to injunctive and declaratory relief will not, however, diminish the right of either party to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to such injunctive or declaratory relief.

13.           Surrender/Disposition of Records and Property.  Upon termination of your employment with the Company, you must deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports) designs, drawings, formulae, data, tables or calculations or copies thereof, which are the property of the Company or any subsidiary or which relate in any way to the business, products, practices or techniques of the Company or any subsidiary, and all other property, trade secrets and Confidential Information of the Company, including, but not limited to, all tangible, written, graphical, machine readable and other materials (including all copies) which in whole or in part contain any trade secrets or Confidential Information of the Company which in any of these cases are in your possession or under your control.  Notwithstanding any other provisions to the contrary, however, you may retain electronic contact information from your Outlook or other electronic address book (e.g. name, addresses, phone numbers) for your personal and business contacts.  Moreover, the Company agrees that upon your termination, and subject to appropriate monitoring of the process by the Company, you may copy personal information that you have maintained on the free standing back-up hard drive in your office and that that after you do so, all information on such hard drive will be deleted.

14.           Definitions.  For purposes of this Agreement, the following terms will have the meanings set forth below:

(a)           Cause.  “Cause” has the meaning given to it in the Amended Change in Control Agreement.

Incapacity.  “Incapacity” means, provided that you have first exhausted your entitlement to any applicable disability-related leaves of absence, your inability to perform the essential functions, duties and responsibilities contemplated under this Agreement, with or without reasonable accommodation, for a period of more than 90 consecutive days due to physical or mental incapacity or impairment.

15.           General Provisions.

(a)           This Agreement may not be amended or modified except by a written agreement signed by both of us.

(b)           In the event that any provision or portion of this agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement will remain in full force and effect to the fullest extent permitted by law.

(c)           This Agreement will bind and benefit the parties hereto and their respective successors and assigns, but none of your rights or obligations hereunder may be assigned by either party hereto without the written consent of the other, except by operation of law upon your death.

(d)           This Agreement has been made in and will be governed and construed in accordance with the laws of the State of Minnesota without giving effect to the principles of conflict of laws of any jurisdiction.

(e)           No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement will operate as a waiver; nor will any single or partial exercise of any right or remedy preclude any other or further exercise of any right or remedy.

(f)            All benefits to be provided to you in connection with this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes.  If payment or provision of any amount or other benefit that is in the reasonable good faith determination of the Company “deferred compensation” subject to Section 409A of the Internal Revenue Code (the “Code”) at the time otherwise specified in this Agreement or elsewhere would in the reasonable good faith determination of  the Company subject such amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then you agree that the payment or provision thereof will be postponed to the earliest date on which such amount or benefit can be paid or provided in the reasonable good faith determination of  the Company without incurring any such additional tax, but in no event later than six months and one day following the date of your termination date.  In the event of any such delay of any payment or benefit, the Company agrees that such payment or benefit will be accumulated and paid in a single lump sum on such earliest date, together with interest for the period of delay, compounded annually, equal to 120% of the federal short term rate under Section 1274(d) of the Code in effect on the date the payment should otherwise have been provided.

(g)           Any notice or other communication under this Agreement must be in writing and will be deemed given when delivered in person, by overnight courier (with receipt confirmed), by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report), or upon receipt if sent by certified mail, return receipt requested, as follows (or to such other persons or addresses as may be specified by written notice to the other party):

If to Angeion Corporation:

Angeion Corporation

Attention:  Chairman of the Board of Directors

350 Oak Grove Parkway St. Paul, MN 55127

If to you

Mr. Rodney A. Young

5804 Olinger Road

Edina, Minnesota 55436

(h)           This Agreement, the Amended Change in Control Agreement, and the option and other benefit agreements ancillary hereto or referenced herein, if any, contain our entire understanding and agreement with respect to these matters and supersedes and replaces the Original Employment Agreement and all other previous agreements, discussions, or understandings, whether written or oral, between or on the same subjects.

(i)            In the event any provision of this Agreement is held unenforceable, that provision will be severed and will not affect the validity or enforceability of the remaining provisions.  In the event any provision is held to be overbroad, that provision will be deemed amended to narrow its application to the extent necessary to render the provision enforceable according to applicable law.

(j)            All terms of this Agreement intended to be observed and performed after the termination of this Agreement will survive such termination and will continue in full force and effect thereafter, including without limitation, Section 7, Consequences of Termination; Section 9, No Mitigation; Section 10, Property Rights, Confidentiality, Non-Solicit and Non-Compete; Section 11, Arbitration; Section 1, Injunctive Relief; Section  13, Surrender of Records and Property, Section 14, Definitions; and Section 15, General Provisions.

The headings contained in this Agreement are for convenience only and in no way restrict or otherwise affect the construction of the provisions hereof.  Unless otherwise specified herein, references in this Agreement to Sections or Exhibits are to the sections or exhibits to this Agreement.  This Agreement may be executed in multiple counterparts, each of which is an original and all of which together will constitute one and the same instrument.

Dated: October _31, 2007

Rodney A. Young

Dated: October 31, 2007	ANGEION CORPORATION

By

Its

As to Section 7(g) of this Agreement only:

Dated: October 31, 2007	MEDICAL GRAPHICS CORPORATION

By

Its

Exhibit A

GENERAL RELEASE

This General Release (“General Release”) is made and entered into by Rodney A. Young (“you”) and Angeion Corporation (the “Company”).

WHEREAS, you and Company are parties to an Amended Employment Agreement, dated [DATE], and an Amended Change in Control Agreement dated [DATE] (collectively, the “Agreements”);

WHEREAS, under the terms of the Agreements, which you agree are fair and reasonable, you agreed to enter into this General Release;

NOW, THEREFORE, in consideration of the provisions and the mutual covenants contained herein and in the Agreements, the parties agree as follows:

1.             General Release of the Company.  You settle and waive any and all claims you have or may have against the Company, its subsidiaries, affiliates, and related companies, and its current or former directors, officers, attorneys, insurers, employees, contractors, and agents (collectively, the “Released Parties”) for any act or omission that has occurred up through the date of execution of this General Release, including but not limited to, any and all claims resulting from the Company’s hiring of you, your employment with the Company or the cessation of your employment with the Company.

For the consideration expressed herein, you understand that while you retain the right to pursue an administrative action through an agency such as the Equal Employment Opportunity Commission (“EEOC”) or the Minnesota Department of Human Rights (“MDHR”), you hereby release and discharge the Released Parties from all liability for damages, affirmative or equitable relief, judgments, or attorneys’ fees whether brought by you or on your behalf by any other party, governmental or otherwise.  Aside from the EEOC or MDHR, as discussed above, you agree not to institute any claim for damages, affirmative or equitable relief, judgments, or attorneys’ fees, nor authorize or assist any other party, to recover damages, affirmative or equitable relief, judgments, or attorneys’ fees on your behalf via administrative or legal proceedings against the Released Parties.

You do hereby release and discharge the Released Parties from any and all statutory claims, including, but not limited to, any claims arising under or based on Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; 42 U.S.C. § 1981; the Age Discrimination in Employment Act (including The Older Worker Benefit Protection Act), 29 U.S.C. § 621 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Minnesota Human Rights Act, Minn. Stat. §363.01 et seq.; Minn. Stat. §181.81 and any other federal or state constitutions; federal, state or local statute, or any contract, quasi contract, common law or tort claims, whether known or unknown, suspected or unsuspected, concealed or hidden, or whether developed or undeveloped, up through the date of your execution of this General Release.

This General Release also specifically encompasses any and all claims grounded in contract or tort theories, including, but not limited to: breach of contract  (including but not limited to any claims that you may have under the Agreements), tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of employee handbooks, manuals, or other policies; wrongful discharge; wrongful discharge in violation of public policy; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel and slander, discharge defamation and self-defamation; intentional or negligent infliction of emotional distress; negligence; breach of fiduciary duty; negligent hiring, retention or supervision; whistleblower claims; unpaid wages (including but not limited to any claims for bonuses, severance and vacation pay) and any other contract or tort theory based on either intentional or negligent conduct of any kind, including any attorneys’ fees, liquidated damages, punitive damages, and any costs or disbursements that could be awarded in connection with these or any other common law claims.

It is a further condition of the consideration hereof and is your intention in executing this General Release that the same will be effective as a bar as to each and every claim, demand and cause of action herein above specified.  You acknowledge that you may hereafter discover claims or facts in addition to or different from those which you now know or believe to exist with respect to the subject matter of this General Release and which, if known or suspected at the time of executing this General Release, may have materially affected this settlement.  Nevertheless, you hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.  You acknowledge that you understand the significance and consequence of such release and specific waiver.

You do not waive any claims that you may have which arise out of facts or events that occur after the date on which you sign this General Release, claims for indemnification, if applicable, or for compensation and benefits to which you are eligible under your Amended Employment Agreement and your Amended Change-In Control Agreement, or any benefit plan or program of the Company.

Notwithstanding any of the forgoing provisions, this General Release does not apply to and does not modify, expand or reduce any obligation of the Company to indemnify you from any claims arising out of the performance of your services as an employee or officer of the Company to the fullest extent provided by applicable law and under the Company’s by-laws, if broader than applicable law.  Nothing herein is intended to expand, reduce or limit the Company’s obligations to provide the benefit of insurance coverage maintained by the Company (including D&O coverage) for you in connection with claims based on actions or omissions of you during the period of your employment with the Company.

2.             Rescission.  You have been informed of your right to rescind this General Release by written notice to the Company within 15 calendar days after you execute this General Release.  You have been informed and understands that any such rescission must be in writing and delivered to the Company by hand, or sent by mail within the 15-day time period.  If delivered by mail, the rescission must be:  (1) postmarked within the applicable period and (2) sent by certified mail, return receipt requested, to Angeion Corporation, Attention:  Chairman of the Board of Directors, 350 Oak Grove Parkway, St. Paul, MN  55127.  If you rescind this General Release, the Company will have no obligations under the Agreements to you or to anyone whose rights derive from you.

3.             Acceptance Period; Advice of Counsel.  The terms of this General Release will be open for acceptance by you for a period of 21 days from receipt, during which time you may consider whether or not to accept this General Release.  You agree that changes to this General Release, whether material or immaterial, will not restart this acceptance period.  You are hereby advised to seek the advice of an attorney regarding this General Release, which you have done.

4.             General Release by the Company.  The Company settles, releases, and waives any and all claims it has or may have against you for any act or omission that has occurred up through the date of execution of this General Release, including but not limited to any relating to or arising out of your employment with the Company or your service as an officer or  director of the Company, or in any other capacity with the Company.  This is a release of all claims, whether based on contract, tort, federal, state, or local statute or regulation or upon any other theory. It is further a release of all claims for relief, including but not limited to all claims for compensatory, punitive, liquidated, and all other damages, penalties,  attorneys’ fees, costs or disbursements and all other equitable and legal relief that could be awarded in connection with these or any other claims.

It is a further condition of the consideration hereof and is the Company’s  intention in executing this General Release that the same will be effective as a bar as to each and every claim, demand and cause of action herein above specified.  The Company  acknowledges that it  may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this General Release and which, if known or suspected at the time of executing this General Release, may have materially affected this settlement.  Nevertheless, the Company hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.  The Company acknowledges that it understands the significance and consequence of such release and specific waiver.

The Company does not waive any claims that it may have that arise out of facts or events that occur after the date on which it signs this General Release, including specifically claims for breach of your post termination obligations under your Amended Employment Agreement and the Amended Change-In Control Agreement.

5.             Representation By You.  You represent and warrant that you have not engaged in any activity which would constitute willful misconduct conduct including, but not limited to, fraud, knowing material misrepresentation, or knowing violation of any federal, state or local law.  In executing this General Release, the Company has relied on the representations by you in this Paragraph 5.  These representations are material terms of this General Release.  YOU HEREBY ACKNOWLEDGE AND STATE THAT YOU HAVE READ THIS GENERAL RELEASE.  YOU FURTHER REPRESENT THAT THIS GENERAL RELEASE IS WRITTEN IN LANGUAGE WHICH IS UNDERSTANDABLE TO YOU, THAT YOU FULLY APPRECIATE THE MEANING OF ITS TERMS, AND THAT YOU ENTER INTO THIS GENERAL RELEASE FREELY AND VOLUNTARILY.

6.             Governing Law.  The parties agree that Minnesota law will govern the construction and interpretation of this General Release.

IN WITNESS WHEREOF, the parties have authorized, executed, and delivered this General Release.

Dated:
Rodney A. Young

Dated:	ANGEION CORPORATION

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